SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

August 21, 2003

THE EXPLORATION COMPANY OF DELAWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9120	84-0793089
(State of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

500 North Loop 1604 East, Suite 250
San Antonio, Texas	78232
(Address of principal executive offices)	(Zip Code)

(210) 496-5300
(Registrant's telephone number,
including area code)

Item 5: Other Events

The Registrant's previously announced private placement of 16,000 shares of Series B Preferred Stock ("Preferred") and 2,133,333 shares of common stock, with Kayne Anderson Energy Fund II, L.P. and Gryphon Master Fund, L.P., closed and funded on August 21, 2003, raising a total of approximately $15.1 million after offering costs. The common stock issued will be restricted from trading in a public transaction; one-half of the shares will be restricted from trading for one year from issuance, and one-half will be restricted from trading for two years from issuance. The Company has the option to repurchase up to one-half of the common stock at a purchase price of $6.00 per share for a period of two years from closing.

The Preferred yields dividends at 8.0% per annum, payable quarterly in cash, for the first three years, increasing to 10% per annum at that time. The Preferred must be redeemed at the end of six years, and is redeemable at the Company's option anytime after issuance at 100% of the stated value. The Preferred has a liquidation preference equal to the stated value, an aggregate of $16 million. The Preferred shares have certain rights such as information rights as well as representation on the Company's Board of Directors. The board representation comes in the form of one board director and one board observer.

Mr. Charles W. Yates III is joining the Company's Board of Directors as the designee from the investors. Mr. Yates is a Managing Director for Kayne Anderson Capital Advisors ("Kayne Anderson") where he is responsible for the origination and execution of private equity transactions in the energy industry. Prior to joining Kayne Anderson in March 2001, Mr. Yates was Senior Vice President and head of the Power Technology Group at Stephens Inc., an integrated merchant and investment bank. A member of Phi Beta Kappa, Mr. Yates received his Bachelor of Arts, magna cum laude in 1991 and his Master of Business Administration in 1994 from Rice University. Mr. Yates also serves on the Board of Directors for Cannon Energy Inc.

Mr. Michael Heinz has been designated as the board observer. Mr. Heinz is a Managing Director of Energy Investments with Kayne Anderson. Prior to joining Kayne Anderson Mr Heinz was a Senior Vice-President of Netherland, Sewell & Associates, Inc., a Texas-based oil and gas consulting firm that provides a complete range of professional reservoir engineering, geophysical and geological services to the worldwide petroleum industry. Mr. Heinz began his career in the oil and gas industry in 1984 as a reservoir and operations engineer for Exxon Company U.S.A. Mr. Heinz graduated from the University of Tulsa in 1984 with a Bachelor of Science degree in Petroleum Engineering. Mr Heinz currently serves on the Board of Directors of Cannon Energy, Inc.

Item 7: Financial Statements and Exhibits

(c)	Exhibits:

	Exhibit Number	Description

	4.1	Subscription Agreement among The Exploration Company of Delaware, Inc., Kayne Anderson Energy Fund II, L.P. and Gryphon Master Fund, L.P., dated as of August 1, 2003.

	4.2	Certificate of Designation of Redeemable Preferred Stock, Series B of The Exploration Company of Delaware, Inc.

	4.3	Rights Agreement, between the Registrant and Kayne Anderson Energy Fund II, L.P. and Gryphon Master Fund, L.P.

	4.4	Amendment to Subscription Agreement, dated August 5, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 26, 2003

THE EXPLORATION COMPANY OF DELAWARE, INC.

/s/ P. Mark Stark
P. Mark Stark
Chief Financial Officer
(Principal Accounting and Financial Officer)